UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 12, 2015

Trimerica Energy Corporation
(Exact name of Registrant as specified in its charter—formerly Treaty Energy Corporation)

Delaware	000-28015	88-0884116
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

201 St. Charles Avenue, Suite 2513
New Orleans, LA 70170

(Address of principal executive offices)

504-754-6987

(Registrant's telephone number, including area code)

Treaty Energy Corporation (address unchanged)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

Effective August 21, 2015, the issuer changed its name to Trimerica Energy Corporation (from Treaty Energy Corporation) and re-domiciled in Delaware from Nevada (the "Delaware Reorganization") which reorganization was already fully concluded and recognized by Delaware. Those changes were reflected in the Form 8-K (the "Prior 8-K") filed with the Commission on its EDGAR system August 21, 2015. A "corporate actions" filing with FINRA was made August 24, 2015 in order to so reflect the changes herein specified but via a November 5, 2015 Notice, FINRA rejected such corporate actions, a conclusion that the Company timely appealed on November 12, 2015 (and described in greater detail below). This is the second report being filed since engaging in the Delaware Section 251(g) reorganization and changing its name in Delaware to "Trimerica Energy Corporation" (hereafter, the "Company").

ITEM 8.01. OTHER EVENTS

On August 24, 2015, the Company filed an application with FINRA to effect the specified "corporate actions," namely effecting (i) a name change to Trimerica Energy Corporation consistent with its reincorporation in Delaware alluded to above and addressed in the May 14, 2015 Form 8-K (the "May 8-K"); and (ii) a 1 for 11.5 reverse split. The Company filed a concurrent August 24, 2015 Form 8-K to outline such filing (the "August 8-K").

The August 8-K assumed that the following would be effective shortly after such August filing, among other reasons because the Delaware Reorganization was already fully concluded and recognized by the Delaware Secretary of State as outlined in the May 8-K:

•	The Company's name would be changed to Trimerica Energy Corporation;

•	FINRA may assign a new trading symbol, superseding the current TECO symbol (but recognized the possibility that no symbol change would occur); and

The requested 1 for 11.5 roll back would be effective for shareholders of record on a date selected by FINRA, reducing the number of common shares outstanding from 1,778,202,295 to 169,352,600, rounding up to the next whole number if fractional shares result. (The transfer agent has—since the FINRA filing—reflected an increase in the number authorized as part of the Delaware Reorganization and, accordingly, the number of shares outstanding has changed to 2.3 billion shares pre-split and 200 million post-split.)

The Company indicated that, consistent with current management's commitment to be more disclosive in character per its May Form 8-K, the Company would issue another Form 8-K to reflect the outcome of this FINRA filing and associated corporate actions. The Company also indicated in the August Form 8-K that, once the expected FINRA approval was received, the Company would also then take immediate action in Delaware to reduce the authorized common shares to an aggregate 650,000,000 shares, specifically 645,000,000 common (from the current 2.3 Billion) and 5,000,000 preferred (from the current 50,000,000).

Instead, FINRA on November 5, 2015, denied the corporation actions contemplated based on (i) the Company's missing annual and quarterly reports and (ii) the legal action being pursued by the SEC against the Company and its former management (the "Deficiency Notice"). As a result, the Company filed an Appeal of the Deficiency Notice on November 12, 2015, these being the principal countervailing arguments:

•	FINRA's rejection fails to protect its shareholders from further harm;

•	FINRA's rejection fails to protect the public from harm;

•	FINRA arbitrarily and capriciously:

▪	Misapplies its discretion under FINRA 6490;

▪	Denies the Company's right under applicable state law to reorganize and reduce dramatically its authorized shares;

▪	Does not fulfill Rule 6490's stated goals "…to prevent fraudulent and manipulative acts and practices, promote just and equitable principals of trade, and protect investors and the public interest…";

▪	Fails to recognize corporate actions that are legally effective under Delaware state law; and

▪

Fails to fulfill FINRA's stated objectives by not protecting the public and Company's shareholders, instead engendering marketplace confusion and undermining the very effort these corporation actions seek to accomplish.

The Company will be submitting additional documentation in support of its Appeal prior to the consideration of the Appeal by FINRA's Uniform Practice Committee and has requested the opportunity for oral argument before such Committee, currently expected to occur during the second week in December.

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Once considered by the Committee, the Company will issue another Form 8-K to reflect the outcome of the Appeal.

Because of the uncertainty generated by this FINRA action, the newly appointed CEO (David Shutte--see May Form 8-K) has resigned from such position, pending a successful outcome to the Appeal. Mr. Shutte will continue to work with the Company with regard to its Operational Plan and underlying business plan.

Finally, the 2013 audit and associated delinquent Form 10-K are currently expected to be completed before the Appeal is considered. Subject to the continuing uncertainty of the FINRA denial, the Company (as previously reported) will be working toward bringing all delinquent reports current as early in 2016 as possible.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit Number	Description

99.1	November 16, 2015 Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trimerica Energy Corporation (Registrant)

Date: November 16, 2015	By:	/s/ Andrew Kramer
Andrew Kramer
General Counsel, Secretary and Director

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